EXHIBIT 10.5

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement, dated to be effective December 13, 2012 (this “Amendment”), is made by and between Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), and Johnny Edwards (“Executive”).

WHEREAS, the Company and Executive have entered into an Employment Agreement dated effective as of May 11, 2011 (the “Employment Agreement”) setting forth the terms and conditions of Executive’s employment with the Company; and

WHEREAS, the Company and Executive now desire to amend the Employment Agreement to revise Section 2(c) and Section 3 thereof in their entirety;

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.
The Employment Agreement is hereby amended such that Section 2(g)(iii) of the Change in Control Definition set forth in Section 2(g) thereof shall read as follows, which shall supersede and replace Section 2(g)(iii)  of the Employment Agreement in its entirety:

(i)
2. (g) (iii) A change in ownership of a substantial portion of the assets that occurs on the date that a person or a group acquires, during any 12-month period, assets of the Company and/or its wholly owned subsidiary, Energy Resource Technology GOM, Inc., a Delaware corporation (“ERT”)  having a total gross fair market value equal to eighty-five percent (85%) or more of the total gross fair market value of all of the Company’s or ERT’s assets, as applicable; provided, however, that there is no change in control event under this paragraph (iii) when there is a transfer to:  (w)  a shareholder of the Company, or in the case of ERT, the Company  (immediately before the asset transfer) in exchange for or with respect to its stock; (x) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the asset transfer; (y) a person, or more than one person acting as a group, that owns immediately after the asset transfer, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company or ERT, as applicable; or (z) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in item (y) within the meaning of Code Section 409A. For the purposes of this paragraph (iii), “gross fair market value” shall have the meaning as provided in Code Section 409A.

2.	Except as amended by this Amendment, the Employment Agreement shall remain in full force and effect as written.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties have caused this First Amendment to Employment Agreement to be executed to be effective on the date first above written.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Anthony Tripodo	/s/ Johnny Edwards
Name: Anthony Tripodo		Johnny Edwards
Title: Executive Vice President and
Chief Financial Officer